Exhibit 99.1

Contango Reports Year-End Results and Updates Operations

HOUSTON--(BUSINESS WIRE)--Contango Oil & Gas Company (AMEX:MCF) reported natural gas and oil sales from continuing operations for the fiscal year ended June 30, 2008 of approximately $116.5 million, compared to $14.1 million for the same period last year. The Company reported net income attributable to common stock for the year ended June 30, 2008 of approximately $255.4 million, or $15.78 per basic share and $14.88 per diluted share, which included a gain of approximately $63.4 million related to the sale of our 10% limited partnership interest in Freeport LNG Development LP and approximately $173.7 million of discontinued operations related to the sale of our Arkansas Fayetteville Shale properties. This compares to a net loss attributable to common stock for the year ended June 30, 2007 of approximately $3.2 million, or $0.21 per basic and diluted share.

For the three months ended June 30, 2008, natural gas and oil sales from continuing operations were approximately $70.2 million, up from $8.0 million for the three months ended June 30, 2007. Contango had net income attributable to common stock of approximately $26.0 million, or $1.58 per basic share and $1.52 per diluted share, compared to a net loss attributable to common stock for the three months ended June 30, 2007 of approximately $0.5 million, or $0.03 per basic and diluted share.

For fiscal year 2009, our capital expenditure budget calls for us to invest a total of approximately $116.3 million. Of the $116.3 million, our budget calls for us to invest approximately $16.3 million to drill and complete our exploration well Eloise #1. We have also budgeted to invest approximately $100.0 million to drill two potential rate acceleration wells at our Dutch and Mary Rose fields and four wildcat exploration wells in the Gulf of Mexico.

As of August 28, 2008, the Company had no debt and approximately $75.3 million in cash and cash equivalents.

The Company also announced today that it is in the process of shutting-in production and evacuating all personnel at its Dutch and Mary Rose fields, due to Tropical Storm Gustav. Prior to shutting in, the Company’s three Dutch wells were producing at a combined 8/8ths rate of approximately 101.4 million cubic feet equivalent per day (“Mmcfed”) (approximately 38.7 Mmcfed net to Contango), and our four Mary Rose wells were producing at a combined 8/8ths rate of approximately 200.1 Mmcfed (approximately 73.7 Mmcfed net to Contango), for a total of approximately 301.5 Mmcfed (approximately 112.4 Mmcfed net to Contango). Additionally, the Company has suspended its operations at its Eloise #1 exploration prospect.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “Prior to suspending operations at our Eloise #1 well, we were very close to being able to perforate and test the well. We hope to be able to get back and complete our well test next week assuming no significant storm damage to the rig or our location. The Company’s financial advisor, Merrill Lynch & Co., has been meeting with parties interested in potentially purchasing the Company’s Dutch and Mary Rose discoveries in the Gulf of Mexico. Any possible sale would likely be structured through the sale of Contango by its shareholders. The Company’s remaining assets would be simultaneously spun-off to our shareholders through our subsidiary, Contango Energy Company. A data room for the possible sale opened in July 2008. The Company anticipates receiving and reviewing proposals in September 2008. If no acceptable proposals are received, the Company will terminate the sale and restructuring process and continue to develop and operate our Dutch and Mary Rose fields and continue to drill and explore in the Gulf of Mexico as Contango Oil & Gas Company.

Mr. Peak continued, “We look forward to our exploration program for fiscal year 2009. At our recent production rate of 112.4 Mmcfed, the Company would be expected to produce approximately 41 Bcfe in this coming fiscal year. On an unrisked basis, our four planned prospects would handily replace this level of production. As always, the success or failure of our exploration prospects will depend on the drill bit. Natural gas prices have fallen from $13.50 to $7.50 per Mmbtu in the last six weeks. Further declines should be expected as the price pendulum swings from excessive optimism to excessive pessimism. I remain optimistic about the growing importance of and demand for natural gas and Contango’s ability to be profitable and opportunistic in both high and low natural gas price environments.”

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2008	2007	2006
REVENUES:
Natural gas and oil sales	$116,497,713	$14,140,161	$776,331
Total revenues	116,497,713	14,140,161	776,331

EXPENSES:
Operating expenses	6,776,757	891,116	(3,213)
Exploration expenses	5,728,600	2,380,071	6,815,750
Depreciation, depletion and amortization	11,899,620	1,607,319	201,684
Impairment of natural gas and oil properties	642,374	-	707,523
General and administrative expense	16,928,760	6,841,721	4,760,662
Total expenses	41,976,111	11,720,227	12,482,406

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE OTHER INCOME AND INCOME TAXES	74,521,602	2,419,934	(11,706,075)

OTHER INCOME (EXPENSE):
Interest expense (net of interest capitalized)	(3,933,309)	(2,162,573)	(54,488)
Interest income	1,969,145	886,420	826,399
Gain (loss) on sale of assets and other	62,314,188	(2,684,062)	249,611

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	134,871,626	(1,540,281)	(10,684,553)
Benefit (provision) from income taxes	(51,650,422)	462,569	3,797,038

INCOME (LOSS) FROM CONTINUING OPERATIONS	83,221,204	(1,077,712)	(6,887,515)
DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	173,685,065	(1,616,839)	6,680,552

NET INCOME (LOSS)	256,906,269	(2,694,551)	(206,963)
Preferred stock dividends	1,547,777	539,722	601,000

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$255,358,492	$(3,234,273)	$(807,963)

NET INCOME (LOSS) PER SHARE:
Basic
Continuing operations	$5.05	$(0.11)	$(0.50)
Discontinued operations	10.73	(0.10)	0.45
Total	$15.78	$(0.21)	$(0.05)
Diluted
Continuing operations	$4.82	$(0.11)	$(0.50)
Discontinued operations	10.06	(0.10)	0.45
Total	$14.88	$(0.21)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	16,184,517	15,430,146	14,760,268
Diluted	17,262,715	15,430,146	14,760,268

The summarized financial results for discontinued operations for the periods ended June 30, 2008, 2007 and 2006 are as follows:

Operating Results:
	June 30,
	2008	2007	2006
Revenues	$9,679,330	$4,547,661	$5,018,064
Operating (expenses) credits *	(1,144,786)	(780,709)	1,503,706
Depletion expenses	(3,273,655)	(1,659,933)	(997,752)
Exploration expenses	(359,888)	(4,402,354)	(2,479,376)
Impairment	(591,737)	(192,109)	-
Gain on sale of discontinued operations	262,898,530	-	7,233,130
Gain before income taxes	$267,207,794	$(2,487,444)	$10,277,772
(Provision) benefit for income taxes	(93,522,729)	870,605	(3,597,220)
Gain from discontinued operations, net of income taxes	$173,685,065	$(1,616,839)	$6,680,552

* Credits due to severance tax refunds
Production, Prices, Operating Expenses and Other

	Year Ended June 30,
	2008	2007	2006
Production:
Natural gas (million cubic feet)	9,089	1,792	72
Oil and condensate (thousand barrels)	185	34	4
Natural gas liquids (thousand gallons)	4,700	187	-
Total (million cubic feet equivalent)	10,870	2,023	96

Natural gas (thousand cubic feet per day)	24,833	4,910	197
Oil and condensate (barrels per day)	505	93	11
Natural gas liquids (gallons per day)	12,842	512	-
Total (thousand cubic feet equivalent per day)	29,698	5,541	263

Average sales price:
Natural gas (per thousand cubic feet)	$9.81	$6.62	$7.05
Oil and condensate (per barrel)	$108.36	$59.60	$61.53
Natural gas liquids (per gallon)	$1.55	$0.94	$-
Total (per thousand cubic feet equivalent)	$10.72	$6.91	$8.08

Selected data per Mcfe:
Total lease operating expenses	$0.62	$0.44	$(0.03)
General and administrative expenses	$1.51	$3.38	$48.44
Depreciation, depletion and amortization of natural gas and oil properties	$1.01	$0.61	$-

Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "projects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company, Houston
Kenneth R. Peak, 713-960-1901
www.contango.com